    Exhibit 99.1

OUTFRONT Media Reports Third Quarter 2023 Results

Revenues of $454.8 million

Operating income of $58.6 million

Net income attributable to OUTFRONT Media Inc. of $17.0 million

Adjusted OIBDA of $116.9 million

AFFO attributable to OUTFRONT Media Inc. of $75.7 million

Quarterly dividend of $0.30 per share, payable December 29, 2023

NEW YORK, November 2, 2023 – OUTFRONT Media Inc. (NYSE: OUT) today reported results for the quarter ended September 30, 2023.

“As expected, third quarter revenues were up slightly as a result of higher billboard revenues and strength in our local business,” said Jeremy Male, Chairman and Chief Executive Officer of OUTFRONT Media. “We were also pleased to recently announce an agreement for the strategic sale of our Canadian business to Bell Media, which will provide us with additional financial flexibility as we move towards 2024.”

	Three Months Ended September 30,		Nine Months Ended September 30,
$ in Millions, except per share amounts	2023	2022	2023	2022
Revenues	$454.8	$453.7	$1,319.4	$1,277.4
Organic revenues	454.8	453.1	1,308.5	1,267.4
Operating income (loss)	58.6	74.3	(369.4)	182.7
Adjusted OIBDA	116.9	123.2	299.3	318.7
Net income (loss) before allocation to non-controlling interests	16.7	41.1	(490.4)	89.6
Net income (loss)[1]	17.0	40.8	(490.8)	88.7
Net income (loss) per share[1,2,3]	$0.09	$0.23	($3.02)	$0.49
Funds From Operations (FFO)[1]	73.4	88.0	30.7	222.2
Adjusted FFO (AFFO)[1]	75.7	86.5	162.5	215.2
Shares outstanding[3]	165.2	164.6	164.9	160.7
Notes: See exhibits for reconciliations of non-GAAP financial measures; 1) References to "Net income (loss)", "Net income (loss) per share", “FFO” and “AFFO” mean "Net income (loss) attributable to OUTFRONT Media Inc.", "Net income (loss) attributable to OUTFRONT Media Inc. per common share", “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively; 2) References to “per share” mean per common share for diluted earnings per weighted average share; 3) Diluted weighted average shares outstanding.

Third Quarter 2023 Results

Consolidated
Reported revenues of $454.8 million increased $1.1 million, or 0.2%, for the third quarter of 2023 as compared to the same prior-year period. Organic revenues of $454.8 million increased $1.7 million, or 0.4%.

Reported billboard revenues of $363.6 million increased $8.6 million, or 2.4%, due primarily to an increase in average revenue per display (yield), and the impact of new and lost billboards in the period, including acquisitions. Organic billboard revenues of $363.6 million increased $9.1 million, or 2.6%.

Reported transit and other revenues of $91.2 million decreased $7.5 million, or 7.6%, due primarily to a decrease in average revenue per display (yield), partially offset by the impact of a new transit franchise contract. Organic transit and other revenues of $91.2 million decreased $7.4 million, or 7.5%.

Total operating expenses of $239.8 million increased $7.2 million, or 3.1%, due primarily to higher billboard property lease expenses and higher guaranteed minimum annual payments to the New York Metropolitan Transportation Authority (the “MTA”), partially offset by a decline in non-MTA transit franchise costs. Selling, General and Administrative expenses (“SG&A”) of $105.3 million decreased $1.2 million, or 1.1%, primarily due to lower compensation-related expenses, partially offset by a higher provision for doubtful accounts, higher professional fees, rent related to new offices, and the impact of market fluctuations on an unfunded equity-linked retirement plan.

Adjusted OIBDA of $116.9 million decreased $6.3 million, or 5.1%, compared to the same prior-year period.

Segment Results

U.S. Media
Reported revenues of $428.7 million increased $0.7 million, or 0.2%, due primarily to higher billboard revenues. Billboard revenues increased 2.6% and Transit and other revenues decreased 8.6%. Organic revenues increased $0.7 million, or 0.2%.

Operating expenses increased $7.1 million, or 3.2%, primarily driven by higher variable billboard property lease expenses, the impact of new locations, including through acquisitions, and higher guaranteed minimum annual payments to the MTA, partially offset by a decline in non-MTA transit franchise costs. SG&A expenses increased $1.6 million, or 2.0%, primarily driven by a higher provision for doubtful accounts and higher professional fees, partially offset by lower compensation-related expenses.

Adjusted OIBDA of $120.2 million decreased $8.0 million, or 6.2%, compared to the same prior-year period.

Other
Reported revenues of $26.1 million increased $0.4 million, or 1.6%, due primarily to the impact of new billboards in the period, partially offset by the impact of foreign currency exchange rates and a decrease in average revenue per display (yield) as we have experienced decreases in overall demand for our services during the quarter. Organic revenues increased $1.0 million, or 4.0%.
Operating expenses increased $0.1 million, or 0.7%, due primarily to higher expenses in Canada, partially offset by the impact of foreign currency exchange rates. SG&A expenses decreased $0.2 million, or 3.4%, driven primarily by the impact of foreign currency exchange rates, partially offset by higher expenses in Canada.

Adjusted OIBDA of $6.3 million increased $0.5 million, or 8.6%, compared to the same prior-year period.

Corporate
Corporate costs, excluding stock-based compensation, decreased $1.2 million, or 11.1%, to $9.6 million, due primarily to lower compensation-related expenses, partially offset by the impact of market fluctuations on an equity-linked retirement plan offered by the Company to certain employees.

Impairment Charges
As previously disclosed, we recorded impairment charges in the second quarter of 2023 with respect to our U.S. Transit and Other reporting unit, primarily representing an impairment charge related to our MTA asset group. As a result of our continued expectation of negative aggregate cash flows related to our MTA asset group, we recorded an additional impairment charge of $12.1 million in the third quarter of 2023, representing additional MTA equipment deployment cost spending during the quarter.

Interest Expense
Net interest expense in the third quarter of 2023 was $40.2 million, including amortization of deferred financing costs of $1.6 million, as compared to $33.6 million in the same prior-year period, including amortization of deferred financing costs of $1.6 million. The increase was due primarily to higher interest rates compared to the same prior-year period and a higher average debt balance. The weighted average cost of debt at September 30, 2023 was 5.5% and at September 30, 2022 was 4.9%.

Income Taxes
The provision for income taxes was $1.4 million compared to a benefit for income taxes of $0.3 million in the same prior-year period due primarily to a valuation allowance against our U.S. TRS (as defined below). Cash paid for income taxes in the nine months ended September 30, 2023 was $5.9 million.

Net Income Attributable to OUTFRONT Media Inc.
Net income attributable to OUTFRONT Media Inc. decreased $23.8 million, or 58.3%, in the third quarter of 2023 compared to the same prior-year period. Diluted weighted average shares outstanding were 165.2 million for the third quarter of 2023 compared to 164.6 million for the same prior-year period. Net income attributable to OUTFRONT Media Inc. per common share for diluted earnings per weighted average share was $0.09 in the third quarter of 2023 compared to $0.23 in the same prior-year period.

FFO & AFFO
FFO attributable to OUTFRONT Media Inc. decreased $14.6 million, or 16.6%, in the third quarter of 2023, compared to the same prior-year period, due primarily to higher interest expense, lower Adjusted OIBDA and impairment of non-real estate assets. AFFO attributable to OUTFRONT Media Inc. decreased $10.8 million, or 12.5%, in the third quarter of 2023, compared to the same prior-year period, due primarily to higher interest expense and lower Adjusted OIBDA.

Cash Flow & Capital Expenditures
Net cash flow provided by operating activities decreased $25.6 million, or 14.6%, for the nine months ended September 30, 2023, compared to the same prior-year period. Total capital expenditures decreased $3.0 million, or 4.5%, to $63.6 million for the nine months ended September 30, 2023, compared to the same prior-year period.

Dividends
In the nine months ended September 30, 2023, we paid cash dividends of $155.4 million, including $148.8 million on our common stock and vested restricted share units granted to employees and $6.6 million on our Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). We announced on November 2, 2023, that our board of directors has approved a quarterly cash dividend on our common stock of $0.30 per share payable on December 29, 2023, to stockholders of record at the close of business on December 1, 2023.

Balance Sheet and Liquidity
As of September 30, 2023, our liquidity position included unrestricted cash of $44.4 million, $493.5 million of availability under our $500.0 million revolving credit facility, net of $6.5 million of issued letters of credit against the letter of credit facility sublimit under the revolving credit facility, and no availability under our accounts receivable securitization facility. During the three months ended September 30, 2023, no shares of our common stock were sold under our at-the-market equity offering program, of which $232.5 million remains available. As of September 30, 2023, the maximum number of shares of our common stock that could be required to be issued on conversion of the outstanding shares of the Series A Preferred Stock was approximately 7.8 million shares. Total indebtedness as of September 30, 2023 was $2.8 billion, excluding $18.9 million of deferred financing costs, and includes a $600.0 million term loan, $2.1 billion of senior unsecured notes and $150.0 million of borrowings under our accounts receivable securitization facility.

Conference Call
We will host a conference call to discuss the results on November 2, 2023, at 4:30 p.m. Eastern Time. The conference call numbers are 833-470-1428 (U.S. callers) and 646-904-5544 (International callers) and the passcode for both is 121771. Live and replay versions of the conference call will be webcast in the Investor Relations section of our website, www.outfront.com.

Supplemental Materials
In addition to this press release, we have provided a supplemental investor presentation which can be viewed on our website, www.outfront.com.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its technology platform, OUTFRONT will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:

Investors	Media
Stephan Bisson	Courtney Richards
Investor Relations	PR & Events Specialist
(212) 297-6573	(646) 876-9404
stephan.bisson@outfront.com	courtney.richards@outfront.com

Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this document, this document and the accompanying tables include non-GAAP financial measures as described below. We calculate organic revenues as reported revenues excluding revenues associated with a significant acquisition and the impact of foreign currency exchange rates (“non-organic revenues”). We provide organic revenues to understand the underlying growth rate of revenue excluding the impact of non-organic revenue items. Our management believes organic revenues are useful to users of our financial data because it enables them to better understand the level of growth of our business period to period. We calculate and define "Adjusted OIBDA" as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation, and impairment charges. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier for users of our financial data to compare our results with other companies that have different financing and capital structures or tax rates. When used herein, references to “FFO” and “AFFO” mean “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively. We calculate FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income (loss) attributable to OUTFRONT Media Inc. adjusted to exclude gains and losses from the sale of real estate assets, impairment charges, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs and the same adjustments for our equity-based investments and non-controlling interests, as well as the related income tax effect of adjustments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes certain non-cash items, including non-real estate depreciation and amortization, impairment charges on non-real estate assets, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent, amortization of deferred financing costs and the same adjustments for our non-controlling interests, along with the non-cash portion of income taxes, and the related income tax effect of adjustments, as applicable. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other real estate investment trusts ("REITs"). Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. Since organic revenues, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, revenues, operating income (loss) and net income (loss) attributable to OUTFRONT Media Inc., the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Exhibits 4-6 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions, including the current heightened levels of inflation; the severity and duration of pandemics, and the impact on our business, financial condition and results of operations; competition; government regulation; our ability to implement our digital display platform and deploy digital advertising displays to our transit franchise partners; losses and costs resulting from recalls and product liability, warranty and intellectual property claims; our ability to obtain and renew key municipal contracts on favorable terms; taxes, fees and registration requirements; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; diverse risks in our Canadian business; experiencing a cybersecurity incident; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for our long-lived assets and goodwill; environmental, health and safety laws and regulations; expectations relating to environmental, social and governance considerations; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; the ability of our board of directors to cause us to issue additional shares of stock without common stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our failure to remain qualified to be taxed as a REIT; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive investments or business opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; failure to meet the REIT income tests as a result of receiving non-qualifying income; the Internal Revenue Service may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; establishing operating partnerships as part of our REIT structure; and other factors described in our filings with the Securities and Exchange Commission (the "SEC"), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

EXHIBITS

Exhibit 1: CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) See Notes on Page 14

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Revenues:
Billboard	$363.6	$355.0	$1,055.8	$1,007.2
Transit and other	91.2	98.7	263.6	270.2
Total revenues	454.8	453.7	1,319.4	1,277.4
Expenses:
Operating	239.8	232.6	721.2	671.9
Selling, general and administrative	105.3	106.5	321.8	311.8
Net loss on dispositions	—	0.2	0.2	0.1
Impairment charges	12.1	—	523.5	—
Depreciation	19.3	19.9	59.1	58.6
Amortization	19.7	20.2	63.0	52.3
Total expenses	396.2	379.4	1,688.8	1,094.7
Operating income (loss)	58.6	74.3	(369.4)	182.7
Interest expense, net	(40.2)	(33.6)	(117.6)	(95.9)
Other income (expense), net	(0.1)	(0.3)	0.1	(0.3)
Income (loss) before benefit (provision) for income taxes and equity in earnings of investee companies	18.3	40.4	(486.9)	86.5
Benefit (provision) for income taxes	(1.4)	0.3	(2.2)	1.2
Equity in earnings of investee companies, net of tax	(0.2)	0.4	(1.3)	1.9
Net income (loss) before allocation to non-controlling interests	16.7	41.1	(490.4)	89.6
Net income (loss) attributable to non-controlling interests	(0.3)	0.3	0.4	0.9
Net income (loss) attributable to OUTFRONT Media Inc.	$17.0	$40.8	$(490.8)	$88.7

Net income (loss) per common share:
Basic	$0.09	$0.24	$(3.02)	$0.49
Diluted	$0.09	$0.23	$(3.02)	$0.49

Weighted average shares outstanding:
Basic	165.0	164.0	164.9	160.0
Diluted	165.2	164.6	164.9	160.7

Exhibit 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) See Notes on Page 14

	As of
(in millions)	September 30, 2023	December 31, 2022
Assets:
Current assets:
Cash and cash equivalents	$44.4	$40.4
Receivables, less allowance ($17.8 in 2023 and $20.2 in 2022)	296.4	315.5
Prepaid lease and franchise costs	5.7	9.1
Other prepaid expenses	25.3	19.8
Other current assets	9.2	5.6
Total current assets	381.0	390.4
Property and equipment, net	693.9	699.8
Goodwill	2,028.9	2,076.4
Intangible assets	761.5	858.5
Operating lease assets	1,657.3	1,562.6
Prepaid MTA equipment deployment costs	—	363.2
Other assets	32.2	39.1
Total assets	$5,554.8	$5,990.0

Liabilities:
Current liabilities:
Accounts payable	$50.1	$65.4
Accrued compensation	42.0	68.0
Accrued interest	18.7	31.1
Accrued lease and franchise costs	72.8	64.9
Other accrued expenses	53.2	47.6
Deferred revenues	45.8	35.3
Short-term debt	150.0	30.0
Short-term operating lease liabilities	204.6	188.1
Other current liabilities	19.8	21.2
Total current liabilities	657.0	551.6
Long-term debt, net	2,630.0	2,626.0
Deferred income tax liabilities, net	15.0	15.2
Asset retirement obligation	38.0	37.8
Operating lease liabilities	1,459.6	1,369.0
Other liabilities	41.5	41.2
Total liabilities	4,841.1	4,640.8

Commitments and contingencies

Preferred stock (2023 - 50.0 shares authorized, and 0.1 shares of Series A Preferred Stock issued and outstanding; 2022 - 50.0 shares authorized, and 0.1 shares issued and outstanding)	119.8	119.8
Stockholders’ equity:
Common stock (2023 - 450.0 shares authorized, and 165.0 shares issued and outstanding; 2022 - 450.0 shares authorized, and 164.2 issued and outstanding)	1.7	1.6
Additional paid-in capital	2,426.7	2,416.3
Distribution in excess of earnings	(1,829.8)	(1,183.4)
Accumulated other comprehensive loss	(8.5)	(9.1)
Total stockholders’ equity	590.1	1,225.4
Non-controlling interests	3.8	4.0
Total equity	713.7	1,349.2
Total liabilities and equity	$5,554.8	$5,990.0

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) See Notes on Page 14

	Nine Months Ended
	September 30,
(in millions)	2023	2022
Operating activities:
Net income (loss) attributable to OUTFRONT Media Inc.	$(490.8)	$88.7
Adjustments to reconcile net income (loss) to net cash flow provided by operating activities:
Net income attributable to non-controlling interests	0.4	0.9
Depreciation and amortization	122.1	110.9
Deferred tax benefit	(0.3)	(4.2)
Stock-based compensation	22.9	25.0
Provision for doubtful accounts	4.0	2.7
Accretion expense	2.3	2.1
Net loss on dispositions	0.2	0.1
Impairment charges	511.4	—
Equity in earnings of investee companies, net of tax	1.3	(1.9)
Distributions from investee companies	0.9	0.5
Amortization of deferred financing costs and debt discount and premium	5.0	4.9
Change in assets and liabilities, net of investing and financing activities:
Decrease in receivables	15.2	3.3
Increase in prepaid MTA equipment deployment costs	(21.8)	(61.1)
(Increase) decrease in prepaid expenses and other current assets	(5.4)	1.8
Decrease in accounts payable and accrued expenses	(37.2)	(16.2)
Increase in operating lease assets and liabilities	14.6	5.7
Increase in deferred revenues	10.5	12.5
Decrease in income taxes	(3.4)	(0.2)
Other, net	(2.7)	(0.7)
Net cash flow provided by operating activities	149.2	174.8

Investing activities:
Capital expenditures	(63.6)	(66.6)
Acquisitions	(30.7)	(278.9)
MTA franchise rights	0.6	(6.8)
Net proceeds from dispositions	0.3	1.3
Investment in investee companies	—	(0.3)
Net cash flow used for investing activities	(93.4)	(351.3)

Financing activities:
Proceeds from borrowings under short-term debt facilities	120.0	—
Payments of deferred financing costs	(4.1)	(0.4)
Taxes withheld for stock-based compensation	(12.4)	(10.9)
Dividends	(155.4)	(154.3)
Net cash flow used for financing activities	(51.9)	(165.6)

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited) See Notes on Page 14

	Nine Months Ended
	September 30,
(in millions)	2023	2022
Effect of exchange rate changes on cash and cash equivalents	0.1	(1.2)
Net increase (decrease) in cash and cash equivalents	4.0	(343.3)
Cash and cash equivalents at beginning of period	40.4	424.8
Cash and cash equivalents at end of period	$44.4	$81.5

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$5.9	$3.1
Cash paid for interest	126.3	104.9

Non-cash investing and financing activities:
Accrued purchases of property and equipment	4.6	4.4
Accrued MTA franchise rights	2.9	3.1
Taxes withheld for stock-based compensation	0.1	—

Exhibit 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited) See Notes on Page 14

	Three Months Ended September 30, 2023
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$344.0	$19.6	$—	$363.6
Transit and other	84.7	6.5	—	91.2
Total revenues	$428.7	$26.1	$—	$454.8
Organic revenues(a):
Billboard	$344.0	$19.6	$—	$363.6
Transit and other	84.7	6.5	—	91.2
Total organic revenues(a)	$428.7	$26.1	$—	$454.8
Non-organic revenues(b):
Billboard	$—	$—	$—	$—
Transit and other	—	—	—	—
Total non-organic revenues(b)	$—	$—	$—	$—

Operating income (loss)	$72.7	$2.7	$(16.8)	$58.6
Impairment charges	12.1	—	—	12.1
Depreciation and amortization	35.4	3.6	—	39.0
Stock-based compensation	—	—	7.2	7.2
Adjusted OIBDA	$120.2	$6.3	$(9.6)	$116.9

Adjusted OIBDA margin	28.0%	24.1%	*	25.7%

Capital expenditures	$16.4	$2.3	$—	$18.7

	Three Months Ended September 30, 2022
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$335.3	$19.7	$—	$355.0
Transit and other	92.7	6.0	—	98.7
Total revenues	$428.0	$25.7	$—	$453.7
Organic revenues(a):
Billboard	$335.3	$19.2	$—	$354.5
Transit and other	92.7	5.9	—	98.6
Total organic revenues(a)	$428.0	$25.1	$—	$453.1
Non-organic revenues(b):
Billboard	$—	$0.5	$—	$0.5
Transit and other	—	0.1	—	0.1
Total non-organic revenues(b)	$—	$0.6	$—	$0.6

Operating income (loss)	$91.3	$2.4	$(19.4)	$74.3
Net loss on dispositions	0.2	—	—	0.2
Depreciation and amortization	36.7	3.4	—	40.1
Stock-based compensation	—	—	8.6	8.6
Adjusted OIBDA	$128.2	$5.8	$(10.8)	$123.2

Adjusted OIBDA margin	30.0%	22.6%	*	27.2%

Capital expenditures	$23.8	$1.0	$—	$24.8

	Nine Months Ended September 30, 2023
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$1,002.3	$53.5	$—	$1,055.8
Transit and other	245.8	17.8	—	263.6
Total revenues	$1,248.1	$71.3	$—	$1,319.4
Organic revenues(a):
Billboard	$991.4	$53.5	$—	$1,044.9
Transit and other	245.8	17.8	—	263.6
Total organic revenues(a)	$1,237.2	$71.3	$—	$1,308.5
Non-organic revenues(b):
Billboard	$10.9	$—	$—	$10.9
Transit and other	—	—	—	—
Total non-organic revenues(b)	$10.9	$—	$—	$10.9

Operating income (loss)	$(314.9)	$3.6	$(58.1)	$(369.4)
Net loss on dispositions	0.2	—	—	0.2
Impairment charges	523.5	—	—	523.5
Depreciation and amortization	111.6	10.5	—	122.1
Stock-based compensation	—	—	22.9	22.9
Adjusted OIBDA	$320.4	$14.1	$(35.2)	$299.3

Adjusted OIBDA margin	25.7%	19.8%	*	22.7%

Capital expenditures	$58.0	$5.6	$—	$63.6

	Nine Months Ended September 30, 2022
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$950.8	$56.4	$—	$1,007.2
Transit and other	253.9	16.3	—	270.2
Total revenues	$1,204.7	$72.7	$—	$1,277.4
Organic revenues(a)
Billboard	$944.0	$53.7	$—	$997.7
Transit and other	253.9	15.8	—	269.7
Total organic revenues(a)	$1,197.9	$69.5	$—	$1,267.4
Non-organic revenues(b):
Billboard	$6.8	$2.7	$—	$9.5
Transit and other	—	0.5	—	0.5
Total non-organic revenues(b)	$6.8	$3.2	$—	$10.0

Operating income (loss)	$235.9	$4.8	$(58.0)	$182.7
Net loss on dispositions	0.1	—	—	0.1
Depreciation and amortization	101.5	9.4	—	110.9
Stock-based compensation	—	—	25.0	25.0
Adjusted OIBDA	$337.5	$14.2	$(33.0)	$318.7

Adjusted OIBDA margin	28.0%	19.5%	*	24.9%

Capital expenditures	$64.1	$2.5	$—	$66.6

Exhibit 5: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 14

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2023	2022	2023	2022
Net income (loss) attributable to OUTFRONT Media Inc.	$17.0	$40.8	$(490.8)	$88.7
Depreciation of billboard advertising structures	14.6	14.4	44.8	42.0
Amortization of real estate-related intangible assets	18.0	17.3	54.4	45.2
Amortization of direct lease acquisition costs	15.0	15.4	42.4	46.4
Net loss on disposition of real estate assets	—	0.2	0.2	0.1
Impairment charges(c)	8.8	—	379.9	—
Adjustment related to non-controlling interests	—	(0.1)	(0.2)	(0.2)
FFO attributable to OUTFRONT Media Inc.	$73.4	$88.0	$30.7	$222.2
Non-cash portion of income taxes	1.0	(0.5)	(3.7)	(4.3)
Cash paid for direct lease acquisition costs	(12.5)	(13.7)	(43.6)	(42.7)
Maintenance capital expenditures	(8.0)	(7.6)	(24.5)	(19.0)
Other depreciation	4.7	5.5	14.3	16.6
Other amortization	1.7	2.9	8.6	7.1
Impairment charges on non-real estate assets(c)(d)	3.3	—	143.6	—
Stock-based compensation	7.2	8.6	22.9	25.0
Non-cash effect of straight-line rent	2.5	1.0	6.9	3.3
Accretion expense	0.8	0.7	2.3	2.1
Amortization of deferred financing costs	1.6	1.6	5.0	4.9
AFFO attributable to OUTFRONT Media Inc.	$75.7	$86.5	$162.5	$215.2

Exhibit 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 14

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2023	2022	2023	2022
Adjusted OIBDA	$116.9	$123.2	$299.3	$318.7
Interest expense, net, less amortization of deferred financing costs	(38.6)	(32.0)	(112.6)	(91.0)
Cash paid for income taxes	(0.4)	(0.2)	(5.9)	(3.1)
Direct lease acquisition costs	2.5	1.7	(1.2)	3.7
Maintenance capital expenditures	(8.0)	(7.6)	(24.5)	(19.0)
Equity in earnings of investee companies, net of tax	(0.2)	0.4	(1.3)	1.9
Non-cash effect of straight-line rent	2.5	1.0	6.9	3.3
Accretion expense	0.8	0.7	2.3	2.1
Other income (expense), net	(0.1)	(0.3)	0.1	(0.3)
Adjustment related to non-controlling interests	0.3	(0.4)	(0.6)	(1.1)
AFFO attributable to OUTFRONT Media Inc.	$75.7	$86.5	$162.5	$215.2

Exhibit 7: OPERATING EXPENSES
(Unaudited) See Notes on Page 14

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in millions, except percentages)	2023	2022	Change	2023	2022	Change
Operating expenses:
Billboard property lease(e)	$124.2	$114.4	8.6%	$373.7	$334.2	11.8%
Transit franchise	59.5	59.8	(0.5)	180.1	172.9	4.2
Posting, maintenance and other	56.1	58.4	(3.9)	167.4	164.8	1.6
Total operating expenses	$239.8	$232.6	3.1	$721.2	$671.9	7.3

Exhibit 8: EXPENSES BY SEGMENT
(Unaudited) See Notes on Page 14

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in millions, except percentages)	2023	2022	Change	2023	2022	Change
U.S. Media:
Operating expenses(e)	$225.6	$218.5	3.2%	$680.7	$630.1	8.0%
SG&A expenses	82.9	81.3	2.0	247.0	237.1	4.2

Other:
Operating expenses	14.2	14.1	0.7	40.5	41.8	(3.1)
SG&A expenses	5.6	5.8	(3.4)	16.7	16.7	—

NOTES TO EXHIBITS

PRIOR PERIOD PRESENTATION CONFORMS TO CURRENT REPORTING CLASSIFICATIONS.

(a)Organic revenues exclude revenues associated with a significant acquisition and the impact of foreign currency exchange rates (“non-organic revenues”).
(b)In the nine months ended September 30, 2023 and 2022, non-organic revenues reflect the impact of a significant acquisition. In the three and nine months ended September 30, 2022, non-organic revenues reflect the impact of foreign currency exchange rates.
(c)Impairment charges recorded in the second and third quarters of 2023 related to a decline in the long-term outlook of our U.S. Transit and Other reporting unit.
(d)Impairment charge related to an other-than-temporary decline in fair value of a cost-method investment.
(e)Includes an out-of-period adjustment of $5.2 million recorded in the nine months ended September 30, 2023, related to variable billboard property lease expenses.

* Calculation not meaningful.